FEDERAL HOME LOAN BANK OF SAN FRANCISCO
DEFERRED COMPENSATION PLAN

(Successor Plan to the Original Federal Home Loan Bank of San Francisco
Deferred Compensation Plan)

Amended and Restated Effective January 1, 2020

Approved July 26, 2019

TABLE OF CONTENTS

INTRODUCTION	1

ARTICLE 1. DEFINITIONS	3
1.01 Act	3
1.02 Administrator	3
1.03 Beneficiary	3
1.04 Benefit Account	3
1.05 Board	4
1.06 Cash Balance Plan	4
1.07 Change in Control	4
1.08 Code	4
1.09 Company	4
1.10 Company Contributions	4
1.11 Company Supplemental Cash Balance Benefit	4
1.12 Compensation	4
1.13 Deferral Election	5
1.14 Deferral Period	5
1.15 Director shall mean any member of the Company Board	6
1.16 Disability or Disabled	6
1.17 Early Retirement Age	6
1.18 Early Retirement Date	6
1.19 Employee	6
1.20 Normal Retirement Age	6
1.21 Participant	6
1.22 Performance-Based Compensation	6
1.23 Plan	7
1.24 Plan Year	7
1.25 Retirement	7
1.26 Retirement Committee	8
1.27 Savings Plan	8
1.28 ‘Spouse’ means:	8
1.29 Stated Deferral	8
1.30 Termination of Employment	8
1.31 Unforeseeable Emergency	10

ARTICLE 2. ELIGIBILITY AND PARTICIPATION	10
2.01 Enrollment Procedures	10
2.02 Enrollment Time Period for Newly Eligible Employee/Director	11
2.03 Annual Enrollment Period for each Plan Year	11
2.04 Failure of Eligibility	11

ARTICLE 3. PARTICIPANT COMPENSATION DEFERRAL	12
3.01 Procedure for Deferral	12
3.02 Performance-Based Compensation	12
3.03 Election Choices	13

Approved July 26, 2019	i

3.04 Election to Defer Irrevocable; Exception	13

ARTICLE 4. COMPANY SUPPLEMENTAL CASH BALANCE BENEFITS AND COMPANY CONTRIBUTIONS	13
4.01 Company Supplemental Cash Balance Benefits	13
4.02 Company Contributions	14
4.03 Life Insurance and Annuity	14
4.04 Company Supplemental Cash Balance Benefit Statement	15

ARTICLE 5. PARTICIPANT BENEFIT ACCOUNT AND VESTING	15
5.01 Benefit Account	15
5.02 Statement of Account	16
5.03 Vesting of Benefit Account	16

ARTICLE 6. PAYMENT OF BENEFITS	16
6.01 Payment of Company Supplemental Cash Balance Benefits	16
6.02 Payment of Stated Deferrals and Company Contributions Related Thereto	17
6.03 Timing of Payments and Installment Payments	18
6.04 Modifications	18
6.05 Special Election for Company Supplemental Cash Balance Benefits	19
6.06 Benefits upon Termination of Employment	19
6.07 Benefits Upon Death from Benefit Account	19
6.08 Benefits Upon Death for Company Supplemental Cash Balance Benefit	20
6.09 Company Supplemental Cash Balance Benefit and Reemployment	21
6.10 Unforeseeable Emergency	21
6.11 Prohibition on Acceleration	21
6.12 Permissible Payment Delays	22
6.13 Company Obligations and Source of Payments	22
6.14 Limited Amount Cashout	23

ARTICLE 7. ADMINISTRATION OF THE PLAN	24
7.01 Retirement Committee	24
7.02 Advisors to the Retirement Committee; Reports to the Board of Directors	24
7.03 Membership of the Retirement Committee	25
7.04 Retirement Committee Procedures	25
7.05 Expenses of the Retirement Committee	26
7.06 Claims for Benefits	26

ARTICLE 8. MISCELLANEOUS	27
8.01 Employment Not Guaranteed by Plan	27
8.02 Amendment and Termination	27
8.03 Change in Control	28
8.04 Dissolution or Bankruptcy	28
8.05 Assignment of Benefits	28
8.06 Facility of Payment	29
8.07 Disposition of Unclaimed Payments	29
8.08 Taxes	30

Approved July 26, 2019	ii

8.09 Independence of Benefits	30
8.10 Governing Law	30
8.11 Form of Communication	31
8.12 Severability	31
8.13 Binding Agreement	31
8.14 Gender; Singular and Plural	32
8.15 Captions	32
8.16 Responsibility and Indemnification of Retirement Committee Members	32

Approved July 26, 2019	iii

FEDERAL HOME LOAN BANK OF SAN FRANCISCO
DEFERRED COMPENSATION PLAN

(Successor Plan to the Original Federal Home Loan Bank of San Francisco
Deferred Compensation Plan)
Amended and Restated Effective January 1, 2020

INTRODUCTION
Federal Home Loan Bank of San Francisco, incorporated under the laws of the United States, first established this Federal Home Loan Bank of San Francisco Deferred Compensation Plan, effective as of the first day of January 2005, to provide payments to certain of its key management employees and directors with benefits upon retirement, death, Disability, Termination of Employment, or upon other permitted reasons or dates, for the purpose of promoting in its key management employees and directors the strongest interest in the successful operation of the Company and to induce such persons to remain in the employ of the Company. This Plan has been amended and restated, effective January 1, 2009. Between January 1, 2005 and December 31, 2008, the Plan operated in good faith compliance with the guidance issued under Section 409A of the Code. The Plan is the successor plan to the Original Federal Home Loan Bank of San Francisco Deferred Compensation Plan (the “Prior Plan”). Effective December 31, 2004, the Prior Plan was frozen and no new benefits shall be earned or vest under it; provided, however, that any benefits earned and vested under the Prior Plan before January 1, 2005 shall continue to be governed by the terms and conditions of the Prior Plan as in effect on December 31, 2004. Any benefits earned and vested under the Prior Plan after December 31, 2004 are deemed to have been earned and vested under this Plan, as it may be amended from time to time.

Approved July 26, 2019	1

On July 25, 2019, the Board of Directors of the Company approved expanding eligibility under the Plan to all common law employees effective January 1, 2020. The Plan has been amended and restated effective January 1, 2020, to reflect this expanded eligibility, to incorporate the terms of the 2010 and 2013 amendments to the Plan and to add other revisions that have been approved by the Retirement Committee of the Company, including but not limited to cashout provisions for small benefit amounts and a more flexible time period for payments to beneficiaries.
This Plan is intended to meet the requirements of Code Section 409A and the Treasury Regulations issued thereunder.

Approved July 26, 2019	2

Article 1. DEFINITIONS
1.01    Act means the American Jobs Creation Act of 2004, as amended.
1.02    Administrator means the Retirement Committee or such other person, company or entity as may be designated from time to time by the Retirement Committee except as otherwise provided herein.
1.03    Beneficiary shall mean any person, persons or entities designated by a Participant to receive benefits hereunder upon the death of such Participant. Each Participant shall file with the Company a designation of Beneficiary and contingent Beneficiary to whom the Participant’s interest under the Plan shall be paid in the event of the Participant’s death pursuant to a method and in the form approved from time to time by the Company whether pursuant to a written document or an online system approved by the Company. Such designation may be changed by the Participant at any time and without the consent of any previously designated Beneficiary. A Beneficiary designation will not become effective unless it is made by the method and in the form designated by the Company, whether in written form or an online system, and it must be received by the Company prior to the Participant’s death. In the absence of any effective Beneficiary designation as to any portion of a Participant’s interest under the Plan, such amount shall be paid to the Participant’s surviving spouse, or if there is none, to the Participant’s surviving children and issue of deceased children by right of representation, or if there be none, the Participant’s surviving parents and if none, according to the laws of descent and distribution of the State of California.
1.04    Benefit Account shall mean the account(s) maintained on the books of the Company for each Participant pursuant to Section 5.01 hereof.

Approved July 26, 2019	3

1.05    Board means the Board of Directors of the Company, as constituted from time to time.
1.06    Cash Balance Plan shall mean the Federal Home Loan Bank of San Francisco Cash Balance Plan, a qualified pension plan and tax-exempt trust under Sections 401(a) and 501(a) of the Code.
1.07    Change in Control means a transaction described in 12 United States Code Section 1446(26), so long as that transaction also qualifies as a change in ownership or effective control or a change in ownership of a substantial portion of assets under Code Section 409A and the regulations promulgated thereunder.
1.08    Code means the Internal Revenue Code of 1986, as amended.
1.09    Company means the Federal Home Loan Bank of San Francisco.
1.10    Company Contributions shall mean the contributions made by the Company pursuant to Section 4.02.
1.11    Company Supplemental Cash Balance Benefit shall mean the benefit described in and payable pursuant to Section 4.01.
1.12    Compensation shall mean the base salary and other wages, bonuses, commissions, overtime pay, shift premiums, vacation accruals, and other taxable remuneration payable by the Company to an Employee or Director for services rendered to the Company, including fees paid to directors of the Company, for the Plan Year or other period taken into account in making the determination. Compensation shall not include employee expense reimbursements and allowances, and contributions made by the Company under the Plan, moving expenses, fringe benefits, payments made by the Company for group insurance,

Approved July 26, 2019	4

hospitalization, disability and like benefits, or contributions made by the Company under or distribution from any other employee benefits plan the Company maintains. Notwithstanding the foregoing, for purposes of Participant Stated Deferrals under Article 3, Compensation shall include long-term incentive payments; provided, however, that for purposes of Company Supplemental Cash Balance Benefits and Company Contributions under Article 4, Compensation shall not include long-term incentive payments. Any deferred compensation payments under this Plan as well as any amounts deferred shall not be deemed salary or other remuneration to the Participant eligible for computation of benefits to which he may be entitled under the Cash Balance Plan, the Savings Plan, the Financial Institutions Retirement Fund (as adopted by the Company), the Financial Institutions Thrift Plan (as adopted by the Company) or the Federal Home Loan Bank of San Francisco Benefit Equalization Plan, or any other qualified or nonqualified retirement plan of the Company (except for the Supplemental Executive Retirement Plan) for the benefit of its employees.
1.13    Deferral Election shall mean one or more elections made pursuant to an online system approved by the Company with respect to amount of Compensation deferred in a Plan Year, the applicable Deferral Period, form of payment of such deferred Compensation and related earnings crediting options, and permitted earnings crediting options made available by the Company, and for Plan Years that begin prior to January 1, 2020, a written agreement between a Participant and the Company, whereby a Participant agrees to defer a portion of his Compensation pursuant to the provisions of the Plan, and the Company agrees to make benefits payments in accordance with the provisions of the Plan.
1.14    Deferral Period shall mean the period of time during which Compensation is being deferred pursuant to the Participant’s Deferral Elections and Article 3 of the Plan.

Approved July 26, 2019	5

1.15    Director shall mean any member of the Company Board.
1.16    Disability or Disabled means that a Participant:
(i)    is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or
(ii)    is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under any accident and health plan covering employees of the Participant’s employer. The determination of the existence of a Disability shall be made by the Company in accordance with Code Section 409A.
1.17    Early Retirement Age shall mean age 45.
1.18    Early Retirement Date shall mean the first day of the month coincident with or next following the date a Participant attains Early Retirement Age.
1.19    Employee shall mean any common law employee who is on the payroll of the Company.
1.20    Normal Retirement Age shall mean age 65.
1.21    Participant shall mean an Employee or Director of the Company who has properly and timely completed Deferral Elections to deferred Compensation under the Plan and satisfied any and all other requirements set forth in the Plan.
1.22    Performance-Based Compensation means Compensation based on services performed over a period of not less than twelve months and which meets the following

Approved July 26, 2019	6

requirements: (i) the payments of Compensation or the amount of the Compensation is contingent upon satisfaction of pre-established organizational or individual performance criteria; and (ii) the performance criteria are not substantially certain to be met at the time the Participant elects to defer compensation in accordance with Section 3. Organizational or individual performance criteria are considered pre-established if established in writing not later than ninety (90) days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance criteria may be subjective but such criteria must be bona fide and relate to the performance of the Participant, a group of employees that includes the Participant or a business unit (which may include the Company) for which the Participant provides services. The determination whether any subjective performance criteria have been satisfied shall not be made by the Participant, by a family member of the Participant or any spouse of any family member of the Participant or any person who is under effective control, or whose Compensation is under the effective control, of the Participant or of any family member of the Participant. Performance-Based Compensation does not include any amount or portion of any amount that will be paid regardless of performance or which is based on a level of performance that is substantially certain to be met at the time the criteria is established.
1.23    Plan shall mean the Deferred Compensation Plan, Federal Home Loan Bank of San Francisco, as amended and restated effective January 1, 2020.
1.24    Plan Year shall mean the twelve-month period on which the plan records are kept, which shall begin on January 1 of one year and end on December 31 of the same year.
1.25    Retirement shall mean a Participant’s Termination of Employment after reaching Early or Normal Retirement Age, or, in the case of a director, the termination of his

Approved July 26, 2019	7

membership on the Board, irrespective of age. “Normal Retirement” shall mean Retirement at or after Normal Retirement Age and “Early Retirement” shall mean Retirement at or after Early Retirement Age but before Normal Retirement Age. (The terms “Normal Retirement” and “Early Retirement” are not relevant to individuals who qualify as a Participant solely because of their status as a member of the Board of Directors of the Company.)
1.26    Retirement Committee shall mean the committee appointed pursuant to Article 7 of the Plan.
1.27    Savings Plan means the Federal Home Loan Bank of San Francisco Savings Plan, a qualified defined contribution plan and tax-exempt trust under sections 401(a) and 501(a) of the Code.
1.28    ‘Spouse’ means:

(a)	The person to whom a Participant is legally married under the laws of any state or other jurisdiction; or

(b)	The person of the same gender as the Participant with whom the Participant has entered into a valid domestic partnership pursuant to the laws of the State of California.

All uses of the word ‘spouse’ (including a surviving spouse) in this Plan document are deemed to be capitalized and to refer to this defined term ‘Spouse.’
1.29    Stated Deferral shall mean the amount of Compensation the Participant agrees to defer in pursuant to a Deferral Election.
1.30    Termination of Employment shall mean the Participant’s ceasing to be employed in any capacity by the Company, and in the case of a director, ceasing to be a member of the Company’s Board of Directors, as applicable, for any reason whatsoever, voluntary or involuntary, including by reason of death.

Approved July 26, 2019	8

Whether a Termination of Employment has occurred is based on whether the facts and circumstances indicate that the Participant and the Company reasonably anticipated that no further services would be performed after a certain date. A Termination of Employment will not be deemed to have occurred if a Participant continues to provide services to the Company as an employee, independent contractor or otherwise, and if the Participant is providing such services at an annual rate that is fifty percent or more of the services rendered, on average, during the immediate preceding 36 months of employment with the Company (or if less, such lesser period); provided, however, that a Termination of Employment will be deemed to have occurred if a Participant’s service with the Company is reduced to an annual rate that is less than twenty percent of the services rendered, on average, during the immediately preceding 36 months of employment with the Company (or if less, such lesser period).
In addition to the foregoing, the employment of a Participant shall not be deemed to be terminated while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company is provided by either statute or contract. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided by either statute or contract, then the employee is deemed to have a Termination of Employment on the first day immediately following such six-month period.
For the purposes of this Section 1.28 only, the term Company includes Federal Home Loan Bank of San Francisco and its entire controlled group within the meaning of Code Section 414(b) and 414(c), using the 80% standard instead of the 50% standard outlined in Treasury Regulations interpreting Code Section 409A.

Approved July 26, 2019	9

1.31    Unforeseeable Emergency means a severe financial hardship to the Participant resulting from:
(i)    An illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B) of the Code);
(ii)    Loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or
(iii)    Other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
A hardship shall not constitute an Unforeseeable Emergency under the Plan to the extent that it is, or may be, relieved by:
(i)    Reimbursement or compensation, by insurance or otherwise; or
(ii)    Liquidation of the Participant’s assets to the extent that the liquidation of such assets would not itself cause severe financial hardship; or
(iii)    Cessation of deferrals under the Plan.
ARTICLE 2. ELIGIBILITY AND PARTICIPATION
2.01    Enrollment Procedures Employees and Directors may enroll in the Plan by: (1) making Deferral Elections, which shall specify the amount of deferral, the timing of the distributions, the form of the distributions, and type of benefit under this Plan that will be provided for such Employee or Director, and (2) completing such other forms and furnishing such other information as the Company may reasonably require. Each newly eligible Employee

Approved July 26, 2019	10

or Director shall be notified by the Administrator, in writing or by electronic notice, of his eligibility to participate in the Plan prior to the end of his enrollment period (as described below).
2.02    Enrollment Time Period for Newly Eligible Employee/Director To participate in the Plan during the Plan Year in which an Employee or Director first qualifies as such, he must make Deferral Elections for such Plan Year within 30 days after he first becomes an Employee or Director and the Deferral Elections must become irrevocable (except in the event of an Unforeseeable Emergency) at the end of that 30-day period.
2.03     Annual Enrollment Period for each Plan Year Except as provided above in Section 2.02, in order for an Employee, Director or Participant to participate in the Compensation deferral portion of the Plan each Plan Year, he must timely complete appropriate Deferral Elections regarding Compensation for a Plan Year, which shall become irrevocable (except in the event of an Unforeseeable Emergency) no later than the December 31 preceding the January 1 of the Plan Year in which the Deferral Elections are to be effective. To defer Performance-Based Compensation, the Employee or Director must execute a Stated Deferral election on the form prescribed by the Company and within the time period described in Section 3.02.
2.04    Failure of Eligibility A Participant shall cease to be a Participant at Termination of Employment or, if earlier, when the Participant ceases to qualify as an Employee or Director (unless the Participant qualifies for the payment of benefits set forth in Article 6). A person who ceases to be a Participant during a Plan Year will have no further right to defer Compensation during the Deferral Period.

Approved July 26, 2019	11

ARTICLE 3. PARTICIPANT COMPENSATION DEFERRAL
3.01    Procedure for Deferral The Employee or Director may make an initial election to defer a portion of his Compensation earned and payable on or after the date of such election and before the commencement of the pay period in which the election becomes effective by timely making Deferral Elections during the time period described in Sections 2.02 or 2.03, as applicable. For any deferral of Compensation, the Deferral Election must apply only to Compensation earned after the date the election is irrevocable. The amount deferred shall be subtracted from the Compensation otherwise payable to the Participant during the year of deferral. Unless otherwise permitted by the Company under Section 3.04 of the Plan, the deferral specified in the Deferral Election shall be credited under this Plan, and the Participant’s Compensation shall be correspondingly reduced.
3.02    Performance-Based Compensation Any election made by a Participant to defer Performance-Based Compensation must be submitted to the Administrator: (1) in accordance with Sections 2.02 and 2.03 and (2) no later than six months prior to the end of the period in which the services which give rise to the payment of Performance-Based Compensation are performed and provided that the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the election to defer such Performance-Based Compensation is made and provided that in no event can such an election be made after the date such Performance-Based Compensation has become readily ascertainable. A Deferral Election under this Section 3.02 will not become irrevocable prior to the date that is six months prior to the end of the applicable performance period.

Approved July 26, 2019	12

3.03    Election Choices At the time that a Participant elects to defer a portion of his Compensation, the Participant shall make a Deferral Election in the manner prescribed by the Company to select one or more mutual funds or other investment choices from a list provided to the Participant by the Company. The value of the selected investments shall determine the value of the Participant’s Benefit Account as of any given date. The Participant may change his selected investments prospectively at such times and with such frequency as the Company shall prescribe.
3.04    Election to Defer Irrevocable; Exception Except as otherwise provided herein, a Participant’s election to defer Compensation shall be irrevocable except for prospective changes allowed prior to each January 1. The Administrator, in its sole discretion, upon demonstration by the Participant of Unforeseeable Emergency, will suspend the Participant’s election to defer Compensation. Such suspension shall continue through the end of the Plan Year in which the Participant applies for, and receives, a distribution due to an Unforeseeable Emergency and the Participant must submit a new Deferral Election and satisfy any other requirements prescribed by the Company, in its sole discretion, in order to participate again in the Plan.
ARTICLE 4. COMPANY SUPPLEMENTAL CASH BALANCE BENEFITS
AND COMPANY CONTRIBUTIONS
4.01    Company Supplemental Cash Balance Benefits The Company shall provide to each Participant a Company Supplemental Cash Balance Benefit in an amount equal to the additional benefit, if any, that would have been payable under the Cash Balance Plan and the Federal Home Loan Bank of San Francisco Benefit Equalization Plan (if any) if the Participant had not reduced his Compensation for that Plan Year by the Stated Deferrals. This amount shall

Approved July 26, 2019	13

be decreased by the applicable amount that is payable to the Participant, if any, under Article 4 of the Prior Plan (i.e., the Prior Plan provision regarding the Company Supplemental Pension Benefit under the Cash Balance Plan or the Financial Institutions Retirement Fund) (the “Prior Plan Benefit”). The Prior Plan Benefit shall be calculated in accordance with Treasury Regulation Section 1.409A-6(a)(3). The Prior Plan Benefit cannot be calculated in any manner other than the manner set forth in Treasury Regulation Section 1.409A-6(a)(3). A Participant’s Company Supplemental Cash Balance Benefit will vest within the same time periods as a Participant’s benefits vest under the Cash Balance Plan.
4.02    Company Contributions For each Plan Year, the Company shall credit to each Participant’s Benefit Account an amount equal to the additional matching contribution the Company would have contributed to the Savings Plan on behalf of the Participant if the Participant had not reduced his Compensation for that Plan Year by the Stated Deferrals. Notwithstanding the foregoing, no amount shall be credited to a Participant’s Account unless consistent with the limitations in Treasury Regulation Section 1.409A-2(a)(9); specifically, any Participant action or in action with respect to any deferrals or contributions under the Savings Plan: (a) shall not result in any given Plan Year in an increase in the amounts deferred for such Participant under all nonqualified deferred compensation plans of the Company in excess of the limitations in Code Section 402(g)(1)(A), (B) or (C) in the Plan Year of such Participant’s action or inaction under the Savings Plan and (b) shall not result in any Plan Year in an increase in any matching or contingent Company contributions exceeding 100% of the matching or contingent amounts that would be provided under the Savings Plan absent any Code limitations.
4.03    Life Insurance and Annuity The Company in its sole discretion may apply for and procure as owner and for its own benefit, insurance and annuities on the life of a Participant

Approved July 26, 2019	14

in such amounts and in such forms as the Company may choose. The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Company shall submit to medical examinations and shall accurately and truthfully supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance. Any insurance policy and annuity acquired by or held by the Company in connection with the liabilities assumed by it pursuant to the Plan shall not be deemed to be held under any trust for the benefit of the Participant, the Participant’s beneficiary or estate, or to be security for the performance of the obligations of the Company but shall be and remain, a general, unpledged and unrestricted asset of the Company.
4.04    Company Supplemental Cash Balance Benefit Statement Periodically, the Company or its designee may provide to each Participant a statement in such form as the Company deems desirable setting forth the Participant’s Company Supplemental Cash Balance Benefit.
ARTICLE 5: PARTICIPANT BENEFIT ACCOUNT AND VESTING
5.01    Benefit Account
(a)    The Company shall establish a Benefit Account on its books for each Participant. A Participant’s Benefit Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan attributable to the Participant’s Stated Deferrals and the Company Contributions related thereto. A Participant’s Benefit Account shall not constitute or be treated as a trust fund of any kind for the benefit of the Participant, the Participant’s Beneficiary or estate, or to be security for the performance of obligations of the Company but shall be and remain a general, unpledged and

Approved July 26, 2019	15

unrestricted asset of the Company. All benefits payable under this Plan shall be paid as they become due and payable by the Company out of its general assets. The Company Contributions related to Stated Deferrals will be credited as of the date when a matching contribution otherwise would have been allocated to the Participant’s account under the Savings Plan.
(b)    Each Benefit Account shall be revalued daily to be credited or debited with investment earnings, gains and losses based upon the performance of the investment funds selected by the Participant from time to time pursuant to Section 3.03.
(c)    Each Benefit Account shall be debited as of the date of distribution by the amount of any distribution made from such Benefit Account.
5.02    Statement of Account The Company may provide to each Participant a quarterly statement in such form as the Company deems desirable setting forth the balance in the Participant’s Benefit Account.
5.03    Vesting of Benefit Account All amounts credited to a Participant’s Benefit Account shall be one hundred percent (100%) vested at all times.
ARTICLE 6. PAYMENT OF BENEFITS
6.01    Payment of Company Supplemental Cash Balance Benefits The Company Supplemental Cash Balance Benefits payable pursuant to Section 4.01 shall be payable in one of the forms allowed under the Cash Balance Plan (i.e., single lump sum, life annuity, or contingent 50% annuitant annuity) and upon Termination of Employment, a set time period after Termination of Employment, including upon becoming Disabled, a set age after Termination of Employment or death. In the event the Participant is still employed at the time he first becomes Disabled, his payment shall commence once there has been a Termination of

Approved July 26, 2019	16

Employment. In the event the Participant elects a specified age as the time of payment but there as not been a Termination of Employment as of that date, his payment shall commence once there has been a Termination of Employment. At the time of enrollment in the Plan, the Participant must elect the form of payment and the time of payment of Company Supplemental Cash Balance Benefit. If no election is made, the benefit will be payable in the form of a lump sum benefit at Termination of Employment. Notwithstanding Section 6.09, if the Participant elects to have the Company Supplemental Cash Balance Benefit payable at death, the Participant may specify the form of the distribution to be paid to his Beneficiary which may only be in a form available under the Cash Balance Plan and shall commence or be paid on the first day of the seventh whole month following the Participant’s death. The Beneficiary may not change the form or time of the payment elected by the Participant. Notwithstanding the foregoing, distributions of the Company Supplemental Cash Balance Benefit shall commence no later than the April 1 following the end of the calendar year in which a Participant reaches age 70½, or, if later, upon the Participant’s Termination of Employment. Accordingly, if a Participant elects death as the time of payment and the Participant survives the later of: (1) April 1 following the end of the calendar year in which the Participant attains age 70 ½, or (2) April 1 following the end of the calendar year in which the Participant has a Termination of Employment, the Participant’s benefit shall be paid upon the later of those two events in the form of a lump sum benefit, unless the Participant timely elects a different form of benefit. The amount of the benefit shall be determined by the Plan’s actuary utilizing the same actuarial factors and assumptions then used by the Cash Balance Plan.
6.02    Payment of Stated Deferrals and Company Contributions Related Thereto The portion of a Participant’s Benefit Account attributable to the Stated Deferrals and Company

Approved July 26, 2019	17

Contributions related thereto shall be paid at the time or times specified in the Participant’s Stated Deferral election, except as provided below or in Sections 6.07 or 6.08. Such election may provide for distribution in from one to ten annual installments commencing at Retirement, Disability, Termination of Employment, or on a specific date (including a date that occurs while the Participant is actively employed by the Company). If no election is made, the benefit will be payable in the form of a lump sum benefit at Termination of Employment.
6.03    Timing of Payments and Installment Payments A distribution of a benefit attributable to the Stated Deferrals and Company Contributions related thereto is available no sooner than one year after the close of the Deferral Period. All payments made under the Plan shall be made within 90 days after the date elected by the Participant (or within 90 days after the date determined under the Plan, if no timely election is made by the Participant). The Company, in its sole discretion, determines when during such 90-day period benefit payments will be made or commence. If the Participant elected installment payments, after the first installment payment future installments shall be paid each year at approximately the same time of year as the first installment payment. For purposes of the Plan, installment payments shall be treated as a single distribution under Section 409A of the Code. Benefit Accounts subject to installment payouts shall continue to be adjusted for gains and losses in the same manner as active Benefit Accounts.
6.04    Modifications A Participant may modify his election made under Section 6.01 or Section 6.02 so long as: (a) the election will not take effect until at least twelve (12) months from the date on which the election is made, (b) if the election is to delay the start of payments on account of Termination of Employment or at a specified time, the payment must be deferred for a period of at least five (5) years from the date such payment would otherwise have been

Approved July 26, 2019	18

made, and (3) if the election is related to a payment to be made at a specified time or pursuant to a fixed schedule, the election must be made at least twelve (12) months prior to the date the first amount was scheduled for payment. Any election made under this Section 6.04 may only be made in the method prescribed by the Company.
6.05    Special Election for Company Supplemental Cash Balance Benefits Notwithstanding any other provision in the Plan to the contrary, during 2008 a Participant may modify the form of distribution and the distribution date elected (or deemed elected) under Section 6.01, provided that the election is made not later than December 31, 2008. No election under this Section shall: (1) change the payment date of any distribution otherwise scheduled to be paid in 2008 or cause a payment to be paid in 2008, or (2) be permitted after December 31, 2008.
6.06    Benefits upon Termination of Employment In the event of Termination of Employment, whether voluntary or involuntary, prior to a Participant’s Early Retirement Age or death, the Participant shall receive a distribution of the portion of the Participant’s Benefit Account attributable to Stated Deferrals and the Company Contributions related thereto as a lump sum payment within 90 days following Termination of Employment. The Company, in its sole discretion, determines when during such 90-day period benefit payments will be made or commence.
6.07    Benefits Upon Death from Benefit Account In the event of a Participant’s death prior to the distribution of his entire Benefit Account, the remaining balance in the Participant’s Benefit Account shall be distributed to the Beneficiary or Beneficiaries of the Participant. The Beneficiary will receive the payment in the form of a lump sum benefit, with the payment being made no later than the end of the calendar year that commences after the death of the Participant.

Approved July 26, 2019	19

In order to change the form or the time of the payment, the Beneficiary must make an election after the Participant’s death and before payment commences under the Plan. If the Beneficiary fails to make a timely election, the Beneficiary will receive the benefit in the form of a lump sum payment. The Beneficiary cannot elect to receive payment of the benefit past the date that is the April 1 following the end of the calendar year in which the Participant would have attained age 70.
6.08    Benefits Upon Death for Company Supplemental Cash Balance Benefit In the event a Participant dies prior to the distribution of his Company Supplemental Cash Balance Benefit, if any, and the Participant did not elect death as the time of payment of his Cash Supplemental Benefit, an automatic lump sum that is the actuarial equivalent of the Participant’s vested balance attributable to the Participant’s Company Supplemental Cash Balance Benefit shall be distributed to the Beneficiary or Beneficiaries of the Participant. Payment of the lump sum benefit shall be no later than the end of the year that commences after the death of the Participant. In order to change the form or the time of the payment, the Beneficiary must make an election after the Participant’s death, but before payments commence hereunder, to receive the distribution in a form that is available under the Cash Balance Plan. If the Beneficiary fails to make a timely election, the Beneficiary will receive the benefit in the form of a lump sum payment. The Beneficiary cannot elect to receive payment past the date that is the April 1 following the end of the calendar year in which the Participant would have attained age 70 ½, or benefits in a form not allowed under the Cash Balance Plan.. If the Participant dies after his Company Supplemental Cash Balance Benefit payments have commenced, the only death benefit payable in respect of said Participant shall be the amount, if any, payable under that

Approved July 26, 2019	20

form of benefit which the Participant has elected for the payment of his Company Supplemental Cash Balance Benefit.
6.09    Company Supplemental Cash Balance Benefit and Reemployment. If a Participant experiences a Termination of Employment and once again becomes employed by the Company and becomes a Participant under the Plan, the Company Supplemental Cash Balance Benefit he or she earned prior to such Termination of Employment (a Participant’s “Previous Benefit”), if any, shall continue to be paid according to the schedule elected by the Participant. Any Company Supplemental Cash Balance Benefit accrued after the date that an employee again becomes a Participant shall be reduced by an amount equal to the actuarial equivalence of the Participant’s Previous Benefit. For the purposes of this Section, actuarial equivalence shall be determined by the Plan’s actuary utilizing for that purpose the same actuarial factors and assumptions then used by the Cash Balance Plan or Financial Institutions Retirement Fund, as applicable. The benefit payment under this Section 6.10 will be paid in the form of a lump sum benefit at Termination of Employment.
6.10    Unforeseeable Emergency The Administrator, in its sole discretion, upon finding that the Participant has suffered an Unforeseeable Emergency, may distribute to such Participant all or a portion of the balance in the Participant’s Benefit Account. Distributions because of an Unforeseeable Emergency will be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution).
6.11    Prohibition on Acceleration Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made from the Plan that would constitute an impermissible

Approved July 26, 2019	21

acceleration of payment as defined in Section 409A(a)(3) of the Code and the regulations promulgated thereunder.
6.12    Permissible Payment Delays The Administrator may delay any payment to a Participant if permissible under the Treasury Regulations promulgated under Code Section 409A, including upon the Administrator’s reasonable anticipation of one or more of the following: (i) making such payment would jeopardize the Company’s ability to continue as a going concern and the payment is made to the Participant during the first taxable year in which making the payment would not have such effect on the Company; or (ii) making such payment would violate Federal securities laws or other applicable law.
6.13    Company Obligations and Source of Payments All benefits payable under this Plan shall be paid as they become due and payable by the Company out of its general assets. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of the Participants or create any fiduciary relationship between the Company or the Retirement Committee and the Participants or their Beneficiaries. To the extent that any person acquires a right to receive benefits under this Plan, such rights shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company may, at its discretion, establish a bookkeeping reserve or grantor trust (as such term is used in Sections 671 through 677 of the Code) to reflect or to aid in meeting its obligations under the Plan with respect to any Participant or prospective Participant or Beneficiary. No Participant or Beneficiary shall have any right, title, or interest whatever in or to any investments which the Company may make or any specific assets which the Company may reserve to aid it in meeting its obligations under the Plan.

Approved July 26, 2019	22

6.14    Limited Amount Cashout Notwithstanding any provision of Article 6 to the contrary, the Bank may pay a Participant’s Company Supplemental Cash Balance Benefits to the Participant, or to his or her Beneficiary or Beneficiaries, if applicable, in a single lump sum payment on or before the required payment date otherwise provided in this Article 6 if (1) the actuarial lump sum value of the payment is not greater than the applicable dollar amount under section 402(g)(1)(B) of the IRC, and (2) such payment results in the termination and liquidation of the entirety of the Participant’s, or his or her Beneficiary’s or Beneficiaries’, interest in all “non-account balance plans” as defined under Treasury Regulation section 1.409A-1(c)(2)(C), which are considered to be a single non-qualified deferred compensation plan under Treasury Regulation section 1.409A-1(c).
Notwithstanding any provision of Article 6 to the contrary, the Bank may also pay the balance of Stated Deferrals in a Participant’s Benefit Account to the Participant, or to his or her Beneficiary or Beneficiaries, if applicable, in a single lump sum payment on or before the required payment date otherwise provided in Article 6 if (1) the lump sum value of the payment is not greater than the applicable dollar amount under section 402(g)(1)(B) of the IRC, and (2) such payment results in the termination and liquidation of the entirety of the Participant’s, or his or her Beneficiary’s or Beneficiaries’, interest in all “ elective account balance plans” as defined under Treasury Regulation section 1.409A-1(c)(2)(A), which are considered to be a single non-qualified deferred compensation plan under Treasury Regulation section 1.409A-1(c).
Notwithstanding any provision of Article 6 to the contrary, the Bank may also pay the balance of Company Contributions in a Participant’s Benefit Account to the Participant, or to his or her Beneficiary or Beneficiaries, if applicable, in a single lump sum payment on or before the required payment date provided in this Article 6 if (1) the lump sum value of the payment is not

Approved July 26, 2019	23

greater than the applicable dollar amount under section 402(g)(1)(B) of the IRC, and (2) such payment results in the termination and liquidation of the entirety of the Participant’s, or his or her Beneficiary’s or Beneficiaries’, interest in all “ non-elective account balance plans” as defined under Treasury Regulation section 1.409A-1(c)(2)(B), which are considered to be a single non-qualified deferred compensation plan under Treasury Regulation section 1.409A-1(c).
ARTICLE 7. ADMINISTRATION OF THE PLAN
7.01    Retirement Committee The Plan shall be administered by the Retirement Committee, as appointed by the Board. Subject to those powers which the Board has reserved as described in Article 7 below, the Retirement Committee has general authority over, and responsibility for, the administration of the Plan. The Retirement Committee shall have full power, authority and discretion to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and the calculation of the amount of benefits payable thereunder, and to review claims for benefits under the Plan. The Retirement Committee’s interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes.
7.02    Advisors to the Retirement Committee; Reports to the Board of Directors If the Retirement Committee deems it advisable, it shall arrange for the engagement of an actuary, legal counsel and certified public accountants (who may be counsel or accountants for the Company), and other consultants, and make use of agents and clerical or other personnel, for purposes of the Plan. The Retirement Committee may rely upon the written opinions of the actuary, counsel and accountants, and upon any information supplied by the Cash Balance Plan, the Benefit Equalization Plan or the Savings Plan; and delegate to any agent or to any

Approved July 26, 2019	24

subcommittee or Retirement Committee member its authority to perform any act hereunder, including without limitation those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Retirement Committee. The Retirement Committee shall report to the Board, or to a committee designated by the Board, at such intervals as shall be specified by the Board or such designated committee, with regard to the matters for which it is responsible under the Plan.
7.03    Membership of the Retirement Committee The Retirement Committee shall consist of at least three individuals, each of whom shall be appointed by the Board. The Board may remove any member of the Retirement Committee at any time and for any reason with or without advance written notice. Vacancies in the Retirement Committee arising by resignation, death, removal or otherwise shall be filled by the Board. Any Retirement Committee member may resign by delivering his written resignation to the Retirement Committee no later than 15 days before the effective date of the resignation. No Retirement Committee member shall be entitled to act on or decide any matters relating solely to such Retirement Committee member as a Participant or any of his rights or benefits under the Plan. The Retirement Committee members shall not receive any special compensation for serving in such capacity but shall be reimbursed for any reasonable expenses actually incurred in connection therewith. No bond or other security is required of the Retirement Committee or any member thereof in any jurisdiction.
7.04    Retirement Committee Procedures The Retirement Committee shall elect or designate one of its own members as Chairman, establish its own procedures and the time and place for its meetings and provide for the keeping of minutes of all meetings. A majority of the members of the Retirement Committee shall constitute a quorum for the transaction of business

Approved July 26, 2019	25

by the Retirement Committee. Any action of the Retirement Committee may be taken upon the affirmative vote of a majority of the members at a meeting or, at the direction of its Chairman, without a meeting by mail or telephone, provided that all of the Retirement Committee members are informed in writing of the matter to be voted upon. The Retirement Committee may establish procedures pursuant to which a Retirement Committee member may elect not to participate in a Retirement Committee proceeding in which such member has an interest.
7.05    Expenses of the Retirement Committee All expenses incurred by the Retirement Committee in its administration of the Plan shall be paid by the Company.
7.06    Claims for Benefits All claims for benefits under the Plan shall be submitted in writing to the Retirement Committee. Written notice of the decision on each claim shall be furnished with reasonable promptness to the Participant or his Beneficiary (the “claimant”). The claimant may request a review by the Retirement Committee of any decision denying the claim in whole or in part. Such request shall be made in writing and filed with the Retirement Committee within 30 days of such denial. A request for review shall contain all additional information which the claimant wishes the Retirement Committee to consider. The Retirement Committee may hold any hearing or conduct any independent investigation which it deems desirable to render its decision and the decision on review shall be made as soon as feasible after the Retirement Committee’s receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant. For all purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding, and conclusive on all interested persons as to all matters relating to the Plan.

Approved July 26, 2019	26

ARTICLE 8. MISCELLANEOUS
8.01    Employment Not Guaranteed by Plan Neither the Plan nor any action taken under the Plan shall be construed as giving a Participant the right to be retained as a Director or as an Employee of the Company for any period or abridging the Company’s right to dismiss at pleasure any Participant from its employ.
8.02    Amendment and Termination The Board, at any time, may amend, suspend or terminate the Plan in whole or in part without the consent of the Retirement Committee, any Participant, Beneficiary, or other person, provided that no amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Participant, Beneficiary, or other person to benefits under the Plan which have accrued prior to the date of such action, as determined by the Committee in its sole discretion.
The Retirement Committee may adopt any amendment or take any other action which may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan or to conform the Plan thereto, provided that any such amendment or action does not have a material effect on the then currently estimated cost to the Company of maintaining the Plan.
Upon termination of the Plan, no further benefits shall accrue under the Plan to any Participant. In the event of a termination of the Plan, the Company may determine that the vested interests of the Participants will be distributed. If such a determination is made, the Participants’ vested interests will be distributed within the period beginning twelve months after the date the Plan was terminated and ending twenty-four months after the date the Plan was terminated, or pursuant to Section 6 of the Plan, if earlier. Any liquidation and termination of the Plan will not occur proximate to a downturn in the financial health of the Company, as required by Code Section 409A. If the Plan is terminated and distributions are made within the time period described above,

Approved July 26, 2019	27

the Company shall: (1) terminate all arrangements for Participants that are required to be aggregated with the Plan under Code Section 409A and (2) not adopt a new plan for Participants that would be aggregated with the Plan under Code Section 409A at any time within three years following the date of termination of the Plan.
8.03    Change in Control The Company may terminate the Plan within 30 days prior to or twelve months following a Change in Control and distribute the vested interests of the Participants within the twelve-month period following a termination of the Plan. If the Plan is terminated and all of the Participant’ vested interests in the Plan are distributed in connection with a Change in Control, all plans that are aggregated as a single plan with this Plan under Code Section 409A must be terminated and distributions under such plans must be made within the same 12 month period.
8.04    Dissolution or Bankruptcy The Plan shall automatically terminate upon a corporate dissolution or bankruptcy, provided that Participants’ vested interests are distributed and included in the gross income of the Participants by the latest of (or, if earlier, the taxable year in which such vested interest is actually or constructively received): (i) the Plan Year in which the Plan terminates, (ii) the first Plan Year in which payment of the vested interests is administratively practicable, or (iii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture. A corporate dissolution or bankruptcy will have occurred only if transaction qualifies as both a liquidation or reorganization under 12 United States Code Section 1446(26) and as a dissolution or bankruptcy under Section 409A of the Code and the regulation promulgated thereunder.
8.05    Assignment of Benefits No Participant or Beneficiary shall have the right to assign, transfer, hypothecate, encumber or anticipate his interest in any benefits under this Plan,

Approved July 26, 2019	28

nor shall the benefits under this Plan be subject to any legal process to levy upon or attach the benefits for payment of any claim against the Participant or his Beneficiary. In the event of any attempted assignment or transfer, the Company shall have no further liability hereunder. The foregoing notwithstanding, in accordance with procedures that are established by the Retirement Committee (including procedures requiring prompt notification of the affected Participant and each alternate payee of the receipt by the Plan or the Company of a domestic relations order and its procedures for determining the qualified status of such order) and subject to Code Section 409A, a judicial order for purposes of enforcing family support obligations or pertaining to domestic relations (which orders do not alter the amount, timing or form of benefit other than to have it commence at the earliest permissible date) shall be honored by the Plan and the Company if the Retirement Committee or its designee determines that such order would constitute a qualified domestic relations order (within the meaning of Code Section 414(p)(1)(B)) if the Plan were a qualified retirement plan under Code Section 401(a).
8.06    Facility of Payment If the Company finds that any person to whom any amount is or was payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment, or any part thereof, due to such person or his estate (unless a prior claim has been made by a duly appointed legal representative), may, if the Company is so inclined, be paid to such person’s spouse, child, or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Company to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Company.
8.07    Disposition of Unclaimed Payments Each Participant must file with the Company from time to time in writing his post office address and each change of post office

Approved July 26, 2019	29

address. The communication, statement or notice addressed to a Participant at the last post office address filed with the Company, or if no address is filed with the Company, then at the last post office address as shown on the Company records, will be binding upon Participant and his Beneficiaries for all purposes of the Plan. The Company shall not be required to search for or locate a Participant or his Beneficiary.
8.08    Taxes The Company shall deduct from all payments or deferrals made hereunder all applicable federal or state taxes required by law to be withheld from such payments.
8.09    Independence of Benefits The benefits payable under this Plan shall be independent of, and in addition to, any other benefits provided by the Company and shall not be deemed salary or other remuneration by the Company for the purpose of computing benefits to which any Participant may be entitled under any other plan or arrangement of the Company.
8.10    Governing Law This Plan is intended to constitute an unfunded Plan for a select group of employees and rights thereunder shall be construed according to the laws of the State of California, without giving effect to the choice of law principles thereof, and the laws of the United States, as applicable. The Plan is intended to comply with Code Section 409A. Notwithstanding any provision to the contrary, the Plan shall be interpreted as necessary to comply with Code Section 409A and any regulations promulgated thereunder. Any benefit, payment or other right provided by the Plan shall be provided or made in a manner that complies with the applicable requirements of Code Section 409A and any regulations promulgated thereunder. Any provision of the Plan that cannot be interpreted or applied in a manner consistent with Code Section 409A is deemed amended to comply with Code Section 409A or, if such amendment is not possible, is void. The Plan specifically incorporates the plan

Approved July 26, 2019	30

aggregation rules under Treasury Regulations § 1.409A-1(c)(2) and any payment periods permitted after a payment event or time under Treasury Regulations § 1.409A-3. Any provision that is noncompliant with Section 409A of the Code is void or deemed amended to comply with Section 409A of the Code. The Company does not guarantee or warrant the tax consequences of the Plan, and the Participants shall in all cases be liable for any taxes due with respect to the Plan.
8.11    Form of Communication Any election, application, claim, notice, designation, request, instruction or other communication required or permitted to be made by a Participant, Beneficiary or other person to the Company or the Retirement Committee shall be made in writing and in such form as the Company shall prescribe. Such communication shall be mailed by first class mail, postage pre-paid, or delivered to such location as the Company shall specify and shall be deemed to have been given and delivered only upon receipt thereof at such location.
8.12    Severability The invalidity of any portion of this Plan shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.
8.13    Binding Agreement The Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Participants and their Beneficiaries. The Plan shall also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Company, but nothing in the Plan shall preclude the Company from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Company thereunder.
Except as provided in Sections 8.02, 8.03, and 8.04, the Company agrees that it will make appropriate provision for the preservation of the Participants’ rights under the Plan in any

Approved July 26, 2019	31

agreement or plan which it may enter into to effect any merger, consolidation, reorganization, or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of the Plan obligations of the Company, the term “Company” shall refer to such other organization and the Plan shall continue in full force and effect.
8.14    Gender; Singular and Plural As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate.
8.15    Captions The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.
8.16    Responsibility and Indemnification of Retirement Committee Members No Retirement Committee member shall be personally liable by reason of any instrument executed by him or on his behalf, or action taken by him, in his capacity as a Retirement Committee member acting in good faith and exercising reasonable care, nor for any mistake of judgment made in good faith. Retirement Committee members may be entitled to indemnification for certain costs, expenses and liabilities pursuant to the Federal Home Loan Bank of San Francisco Policy Regarding Indemnification of Directors, Officers and Employees Acting in Connection with Certain Employee Benefit Plans, as such Policy may be amended from time to time.
[Signature Page Follows]

Approved July 26, 2019	32

This amended and restated Federal Home Loan Bank of San Francisco Deferred Compensation Plan effective as of January 1, 2020 is executed this 20th day of December, 2019.

ATTEST:	FEDERAL HOME LOAN BANK OF SAN FRANCISCO

	By:	/s/ J. Gregory Seibly
Secretary		Officer
By:
Officer

Approved July 26, 2019	33